Exhibit 1.1

Amendment No. 1 to

Sales Agreement

April 5, 2019

A.G.P./Alliance Global Partners

590 Madison Avenue

New York, NY 10022

Ladies and Gentlemen:

Reference is made to the Sales Agreement dated November 30, 2018, including the Schedules and Exhibits thereto (the “Agreement”), between A.G.P./Alliance Global Partners (the “Agent”) and Auris Medical Holding Ltd. (the “Company”). Effective as of March 18, 2019, the Company changed its jurisdiction of incorporation from Switzerland to Bermuda and changed its name from “Auris Medical Holding AG” to “Auris Medical Holding Ltd.” In order to give effect to the foregoing and make certain other changes, the parties hereby agree that, effective as of the date hereof, the Agreement shall be amended as follows:

1.	All references to “Auris Medical Holding AG” are deleted and replaced with “Auris Medical Holding Ltd.”

2.	All references to “a company established in Switzerland” are deleted and replaced with “a company incorporated in Bermuda.”

3.	All references to “nominal value CHF 0.02 per share” are deleted and replaced with “par value CHF 0.02 per share.”

4.	All references to “Section 5(d)” are deleted and replaced with “Section 5(c).”

5.	Section 1 is amended by deleting the fourth and fifth sentences of the second paragraph thereof and replacing them with “The Company may file one or more additional registration statements or post-effective amendments thereto from time to time (including, without limitation, Post-Effective Amendment No. 1 to the Company’s registration statement on Form F-3 (File No. 333-228121), filed by the Company on March 20, 2019 and declared effective by the Commission on March 27, 2019 (“Post-Effective Amendment No. 1”) that will contain a base prospectus and related prospectus supplement, if applicable (which shall be a Prospectus Supplement), with respect to the Placement Shares. Except where the context otherwise requires, such registration statement(s) (including, without limitation, Post-Effective Amendment No. 1), including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act Regulations or deemed to be a part of such registration statement pursuant to Rule 430B of the Securities Act Regulations, is herein called the “Registration Statement.”

6.	Section 5(b) is amended and restated in its entirety as follows:

“(b) Delivery of Placement Shares. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting the Agent’s or its designee’s account (provided the Agent shall have given the Company written notice of such designee at least one Trading Day prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System, or by such other means of delivery as may be mutually agreed upon by the parties hereto, which in all cases shall be freely tradable, transferable, registered shares in good deliverable form. On each Settlement Date, the Agent will deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, the Settlement Date. If the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Shares on a Settlement Date, through no fault of the Agent, the Company agrees that, in addition to and in no way limiting the rights and obligations set forth in Section 10(a) hereto, it will (i) hold the Agent and its clearing organization, and their respective affiliates, partners, members, directors, officers, employees and agents, and each person, if any, who controls the Agent or its clearing organization within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or is controlled by or is under common control with the Agent or its clearing organization, in each case harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company or its transfer agent (if applicable) and (ii) pay to the Agent any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.”

7.	Section 5(c) is deleted in its entirety.

8.	Section 5(d) is amended by (i) renumbering such section as “Section 5(c)”; and (ii) deleting the phrase “, pursuant to a resolution of the general meeting of shareholders of the Company in accordance with the Company’s articles of association and applicable Swiss law.”

9.	Section 6(h) is amended by deleting phrase “neither the Company nor its Swiss Subsidiaries” and replacing it with “none of the Swiss Subsidiaries.”

10.	Section 6(m) is amended by deleting the word “Switzerland” and replacing it with “Bermuda.”

11.	Section 6(aaa) is amended by deleting all references to “Swiss” in such section and replacing them with “Bermuda.”

12.	Section 7(m) is amended by (i) deleting the phrase “Davis Polk & Wardwell LLP” and replacing it with “Lowenstein Sandler LLP”; and (ii) deleting the phrase “Walder Wyss Ltd., Swiss counsel to the Company” and replacing it with “Conyers Dill & Pearman Limited, special Bermuda counsel to the Company.”

13.	All references to “Company Swiss Counsel” are deleted and replaced with “Company Bermuda Counsel.”

14.	Section 9(n) is deleted in its entirety.

15.	Section 12(a) is amended by deleting the words “Switzerland” and “Swiss” and replacing each of them with “Bermuda.”

16.	Section 13 is amended by (i) deleting the words “Auris Medical Holding AG Bahnhofstrasse 21 6300 Zug, Switzerland” and replacing them with “Auris Medical Holding Ltd. Clarendon House 2 Church Street Hamilton HM 11 Bermuda”; and (ii) deleting the words “Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Attention: Marcel Fausten, Esq. Facsimile: (212) 450-5704” and replacing them with “Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 Attention: Steven M. Skolnick, Esq. Facsimile: (973) 597-2477.”

17.	Section 25 is amended by deleting the word “Swiss” and replacing it with “Bermuda.”

18.	Each of Schedule 1 and Exhibit 1 are amended by adding the phrase “, as amended on April 5, 2019” immediately after “November 30, 2018.”

19.	Schedule 5 is deleted in its entirety.

Except as expressly set forth herein, the Agreement remains in full force and effect. All of the amendments set forth herein shall be deemed to have been made simultaneously. This amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. This amendment may be executed in counterparts, and delivery thereof may be made by facsimile or electronic transmission.

[Signature Page Follows.]

If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

Auris Medical Holding Ltd.

By: /s/ Thomas Meyer
Name: Thomas Meyer
Title: Chairman and CEO

ACCEPTED as of the date first above written:

A.G.P./Alliance Global Partners

By: /s/ Thomas J. Higgins
Name: Thomas J. Higgins
Title: Managing Director, Investment Banking

[Signature Page to Amendment No. 1 to Sales Agreement]

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